Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hasbro, Inc:
We consent to the use of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 31, 2006 and December 25, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement. Our report refers to a change in the accounting for pensions and other postretirement benefits other than pensions and a change in the accounting for share-based payments.

/s/ KPMG LLP

Providence, Rhode Island
September 6, 2007